AGREEMENT AND PLAN OF REORGANIZATION

                                     between

                                    NMBT CORP

                                       and

                      THE NEW MILFORD BANK & TRUST COMPANY


     AGREEMENT AND PLAN OF REORGANIZATION dated as of April 16, 1997 (the "Plan") by and between NMBT CORP, a Delaware corporation (the "Company"), and THE NEW MILFORD BANK & TRUST COMPANY, a Connecticut state chartered bank (the "Bank").

     The Company and the Bank intend to provide for the acquisition by the Company of all the issued and outstanding capital stock of the Bank pursuant to The Connecticut Bank Holding Company and Bank Acquisition Act (the "Bank Acquisition Act") and subject to the terms and conditions stated in this Plan. Upon consummation of the acquisition provided for herein (the "Acquisition"), the present shareholders of the Bank (other than shareholders who have validly exercised their rights under Section 36a-181(c) of the Bank Acquisition Act to be paid the value of their stock of the Bank) will receive shares of Common Stock, $.01 par value per share, of the Company ("Company Common Stock"), as provided in this Plan.

     NOW THEREFORE, the Company and the Bank hereby agree as follows:

                                   ARTICLE I
                                   THE PLAN

     1.1 The Acquisition. On the Effective Date (as hereinafter defined), all of the issued and outstanding Common Stock, par value $1.00 per share, of the Bank ("Bank Common Stock") will be acquired automatically in a single transaction by the Company in accordance with the Bank Acquisition Act and the terms and conditions of this Plan. Each share of Bank Common Stock outstanding on the Effective Date (as defined in Section 1.2 below) shall continue to be issued and outstanding, and the ownership thereof shall automatically and without further action be transferred to and vested in the Company.

     1.2. Effective Date. The date on which the Acquisition shall become effective (the "Effective Date") shall be the date on which this Plan shall be filed in the office of the Secretary of the State of the State of Connecticut, which date shall not be before the date on which the last of the conditions specified in Article V hereof shall have been satisfied or otherwise fulfilled or compliance therewith shall have been waived.

     1.3. Stock Options. All employee and director stock options and rights to acquire

Bank Common Stock which are issued pursuant to the Bank's 1988 and 1994 Non-Statutory Stock Option Plans (collectively, the "Bank Stock Option Plans") and which are outstanding at the Effective Date will be assumed by the Company at the Effective Date, and such options and rights will become options and rights to acquire the equivalent number of shares of Company Common Stock. At the Effective Date, the Bank shall also amend the Bank Stock Option Plans to provide that such plans will be continued, provided that any stock option to be issued pursuant to the plan after the Effective Date shall be for purchase of Company Common Stock, rather than Bank Common Stock. After the Effective Date, the Bank will continue to administer the Bank Stock Option Plans, and the Company shall assume the obligation to issue Company Common Stock upon the exercise of such options.

     1.4. Statutory Right to Receive Payment. Any shareholder of the Bank whose shares of Bank Common Stock would otherwise be converted into shares of Company Common Stock by operation of this Plan and who validly complies with all the requirements of Section 36a-181(c) of the Bank Acquisition Act may demand in writing from the Bank payment for his Bank Common Stock and shall receive payment therefor from the Bank in the amounts and at the times specified in
Section 36a-181(c) of the Bank Acquisition Act. Upon payment the Bank shall become the owner of the Bank Common Stock owned by such dissenting shareholder.

                                  ARTICLE II
                              EXCHANGE OF SHARES


     2.1. Conversion of Bank Common Stock. Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Bank Common Stock owned by Bank shareholders who pursuant to Section 36a-181(c) of the Bank Acquisition Act have (i) at or prior to the shareholders' meeting referred to in Section 5.1(d) hereof delivered to the Bank their written objection to this Plan and (ii) within 10 days after the date on which this Plan is filed by the Secretary with the Banking Commissioner of the State of Connecticut, demanded in writing from the Bank payment in cash for their shares of Bank Common Stock) shall, by virtue of this Plan and without any action on the part of the holder thereof, be converted into and exchangeable for one share of Company Common Stock.

     2.2.   Exchange of Shares.

       (a) As soon as practicable after the Effective Date, the Company shall mail to each holder, who so requests, of record a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Bank Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company), and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Common Stock. Upon surrender of a Certificate for exchange and cancellation together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Company Common Stock to which such holder of Bank Common Stock shall have become entitled pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled.

       (b) If any certificate representing shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Company in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Company Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

       (c) After the Effective Date there shall be no transfer on the stock transfer books of the Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Date. If after the Effective Date, Certificates representing such shares are presented for transfer to the Bank, they shall be canceled and exchanged for certificates representing shares of Company Common Stock as provided in this Article II.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Bank. The Bank hereby represents and warrants that:

       (a) It is a bank duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power and authority to own, operate and lease its real and personal properties in the manner and to the extent owned, operated or leased as of the date hereof; it is duly authorized and empowered with all requisite regulatory approvals to conduct a general banking business at its main and branch offices as established on the date hereof; and no action or administrative proceeding is pending, or, to its knowledge, threatened or contemplated, which would in any way challenge it's right or authority to conduct a general banking business at its main office or any of its branch offices;

       (b) Its  authorized  capital stock  consists of 8,000,000  shares of Bank
Common Stock, par value $1.00 per share, and 2,000,000 shares of serial preferred stock, par value $1.00 per share;

       (c) It has the corporate power and authority to enter into, subject to approval of this Plan by the shareholders of the Bank and the receipt of necessary regulatory approvals become bound by the terms of, this Plan, which Plan has been duly approved by not less than a majority of its directors at a meeting duly called for such purpose and has been duly executed and delivered on its behalf and, subject to such shareholder approval and such regulatory approvals, constitutes a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms;

       (d) If the requisite approval of the Plan is obtained at the meeting of shareholders of Bank Common Stock referred to in Section 5.1(d), thereafter and until the Effective Date, the Bank shall issue certificates for Bank Common Stock, whether upon transfer or otherwise, only if such certificates bear a legend, the form of which shall be approved by the Board of Directors of the Company, indicating that the Plan has been approved and that shares of Bank Common Stock evidenced by such certificates are subject to acquisition by the Company pursuant to the Plan;

       (e) The performance by the Bank of its obligations under this Plan will not conflict with any provision of the charter or by-laws of the Bank or conflict with, or result in a breach of or a default (without regard to the giving of notice or the passage of time) under, any indenture, agreement, contract, commitment or obligation to which it is a party or by which it or its assets may be bound, or violate any provision of any law, governmental rule or regulation, judgment or decree binding on it or any of its assets; and

       (f) The names of all affiliates, as defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the Bank (including all of its directors) who will acquire shares of Company Common Stock in connection with the Acquisition and the number of shares of Bank Common Stock owned of record or beneficially by each of them, are set forth in a list previously furnished by the Bank to the Company (the "Bank Affiliates").

     3.2. Representations and Warranties of the Company. The Company hereby represents and warrants that:

       (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all corporate power to own its properties and to carry on its business as currently being conducted;

       (b) Its authorized capital stock consists of 8,000,000 shares of Company Common Stock, par value $.01 per share and 2,000,000 shares of serial preferred stock, $.01 par value per share;

       (c) The shares of the Company Common Stock to be issued in connection with the Acquisition will be, when issued in accordance with the provisions of this Plan, duly authorized, validly issued, fully paid and nonassessable;

       (d) It has the corporate power and authority to enter into, and subject to the receipt of necessary regulatory approvals, become bound by the terms of, this Plan, which Plan has been duly approved by not less than a majority of its directors and by the holders of not less than two-thirds of all the outstanding shares of Company Common Stock at meetings duly called for such purpose and has been duly executed and delivered on its behalf and, subject to such regulatory approvals, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

       (e) The performance by it of its obligations under this Plan will not conflict with any provision of the Certificate of Incorporation or By-laws of the Company or conflict with, or result in a breach of or a default (without regard to the giving of notice or the passage of time) under, any indenture, agreement, contract, commitment or obligation to which it is a party or by which it or its assets may be bound, or violate any provision of any law, governmental rule or regulation, judgment or decree binding on it or any of its assets.

                                   ARTICLE IV
                      SECURITIES LAWS; REGULATORY APPROVALS

     4.1. Registration Statement. The Company shall undertake to conduct the Acquisition in a manner which will qualify for the exemption from registration of the Company Common Stock under the Securities Act of 1933 ("1933 Act") provided by Section 3(a)(12) of such act.

     4.2. Proxy Statement. The Bank shall undertake to file with the Federal Deposit Insurance Corporation (the "FDIC") a proxy statement (the "Proxy Statement") relating to the meeting of shareholders of the Bank to be held to consider and act upon the Acquisition.

     4.3. BHC Act Application. The Company shall prepare and file a notice to the Board of Governors of the Federal Reserve System with respect to the Acquisition pursuant to the Bank Holding Company of 1956, as amended (the "BHC Act").

     4.4. Connecticut Application. The Company and the Bank shall prepare and file such application as may be necessary with the Banking Commissioner of the State of Connecticut with respect to the approval of the Acquisition pursuant to the Bank Acquisition Act.


                                    ARTICLE V
             CONDITIONS PRECEDENT TO CONSUMMATION OF THE ACQUISITION

     5.1. Conditions Precedent to Obligations of the Company and the Bank. All obligations of the Company and the Bank under this Plan are subject to the fulfillment and satisfaction, prior to or on the Effective Date, of each of the following conditions:

       (a) All regulatory approvals and authorizations, including, without limitation, the approvals of (i) all state securities law agencies which have jurisdiction over the offers and sales of the Company Common Stock pursuant to the Acquisition, (ii) the Board of Governors of the Federal Reserve System under the BHC Act, (iii) the Banking Commissioner of the State of Connecticut under the Bank Acquisition Act, and (iv) all other consents, approvals and permissions necessary to permit consummation of the Acquisition shall have been received and shall be in full force and effect;

       (b) The requirements for exemption from registration under the 1933 Act provided by Section 3(a)(12) shall have been met in connection with the Acquisition;

       (c) The Proxy Statement shall have been filed in accordance with the rules and regulations of the FDIC and shall have been mailed to the shareholders of the Bank in accordance with such rules and regulations;

       (d) At the meeting of the shareholders of the Bank held to consider and act upon the Acquisition, the Plan shall have been approved by the affirmative vote of the holders of at least two-thirds of all the outstanding shares of Bank Common Stock;

       (e) The Bank shall have received a ruling from the Internal Revenue Service satisfactory to it and its special counsel with respect to the tax consequences of the Plan or an opinion of its special counsel satisfactory to it with respect to such tax consequence and such transactions;

       (f) The Company Common Stock shall have been approved as successor to the Bank Common Stock on the NASDAQ Stock Market upon issuance of the Company Common Stock; and

       (g) No other circumstances shall exist which, in the opinion of the Board of Directors of the Bank or the Board of Directors of the Company, evidenced in either case by a resolution adopted by a majority of the entire board, would make the consummation of the Plan inadvisable.

     5.2. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Plan are subject to the fulfillment and satisfaction, prior to or on the Effective Date, of each of the following conditions:

       (a) the number of shares of Bank Common Stock as to which the holders shall have exercised their rights to be paid the value of such Bank Common Stock pursuant to Section 36a-181(c) of the Bank Acquisition Act shall not exceed the lesser of (i) 5% of the number of shares of Bank Common Stock issued and outstanding on the Effective Date; (ii) such number of such shares as in the opinion of the Company's independent public accountants would prevent accounting for the Acquisition on a "pooling of interests" basis in accordance with generally accepted accounting principles; or (iii) such number of such shares as in the opinion of the Company's special counsel would prevent the Company Common Stock from being exempt from registration under the 1933 Act pursuant to Section 3(a)(12) thereof; and

       (b) Each of the Bank Affiliates shall have delivered to the Company a letter, in a form satisfactory to its counsel, with respect to the restrictions on the sale of shares of Company Common Stock by such affiliates.


                                   ARTICLE VI
                        BOARDS OF DIRECTORS AND OFFICERS

     6.1. Directors and Officers of the Company. On or after the Effective Date and until changed in the manner provided by the Company's Certificate of Incorporation and Bylaws, the

Board of Directors of the Company shall consist of those persons who are currently serving as directors of the Company. The President and Chief Executive Officer of the Company shall be Michael D. Carrigan and the Executive Vice President, Chief Financial Officer and Secretary of the Company shall be Jay C. Lent who, together with such other officers as the Board of Directors of the Company may designate, shall serve at the pleasure of said Board of Directors, subject to any employment agreements entered into between such officers and the Company.

     6.2. Directors and Officers of the Bank. On and after the Effective Date and until changed in the manner provided by the Bank's charter and bylaws, the Board of Directors of the Bank shall consist of those persons who on the Effective Date are serving as directors of the Bank. The officers of the Bank on the Effective Date shall continue to serve as officers of the Bank at the pleasure of its Board of Directors subject to any employment agreements entered into between such officers and the Bank.

                                   ARTICLE VII
                                   TERMINATION

     7.1. Termination by Mutual Agreement. This Plan may be terminated by the mutual agreement of the Board of Directors of the Company and the Bank at any time prior to the Effective Date whether or not it has theretofore been approved by the shareholders of the Bank.

     7.2. Termination by the Company or the Bank. This Plan may be terminated by action of the Board of Directors of either the Company or the Bank at any time prior or subsequent to its approval by the shareholders of the Bank and prior to the Effective Date, if the Board of Directors of the Company or the Bank, as the case may be, shall have made a good faith determination that any of the conditions set forth in Section 4.1 of this Plan cannot be fulfilled or otherwise satisfied within a reasonable time.

     7.3. Termination by the Company. This Plan may be terminated at any time prior or subsequent to its approval by the shareholders of the Bank and prior to the Effective Date by action of the Board of Directors of the Company if the number of shares of Bank Common Stock as to which the right to receive payment under Section 36a-181(c) of the Connecticut General Statutes is exercised exceeds the lesser of (a) 5% of the issued and outstanding shares of Bank Common Stock, (b) such number of shares as in the opinion of the Company's independent public accountants would prevent accounting for the Acquisition on a "pooling of interest" basis or (c) such number of shares as in the opinion of the Company's special counsel prevent the Company Common Stock from being exempt from registration under the 1933 Act pursuant to Section 3(a)(12) thereof.

     7.4. Termination by the Bank. This Plan may be terminated at any time prior or subsequent to its approval by the shareholders of the Bank and prior to the Effective Date by action of the Board of Directors of the Bank if such Board determines for any reason that consummation of the Acquisition would be inadvisable or not in the best interest of the Bank or its shareholders.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1. Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts shall constitute one and the same Plan.

     8.2. Entire Agreement. This Plan constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be altered, changed or amended in any way except by a writing approved by the Board of Directors of each of the parties and executed by a person or persons so authorized by them.

     8.3. Waivers. Prior to the Effective Date, the failure by either party to exercise any right, power or privilege hereunder, or the partial exercise of any such right, power or privilege, or the waiver of any term, condition or condition precedent, shall not prevent nor preclude the future or further exercise of any such right, power or privilege nor shall the same be construed to be a waiver of any other term, condition or condition precedent.

     8.4. Governing Law; Successors. This Plan shall be construed under and governed by the laws of the State of Connecticut and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

     8.5. Governmental Agencies. All references in the Plan to various applicable governmental regulatory agencies shall be deemed to include, to the extent required by law, any other such regulatory agency which, by virtue of legislative change or any action permitted to a party hereunder, properly assumes jurisdiction of any of the transactions contemplated in this Plan.

     8.6. Captions. The captions of the various Articles and Sections of this Plan are inserted for the convenience of the parties and are not to be construed as a limitation upon the text to which they refer.

     8.7. Amendment. This Agreement may be amended only by a writing approved by the Boards of Directors of the Bank and the Company, provided that, after approval of the Agreement by the shareholders of the Bank, no amendment shall be approved which is materially adverse to the interest of such shareholders without further approval.

     We hereby declare under the penalties of false statement that the statements made in the foregoing Agreement and Plan of Reorganization are true.


                              NMBT CORP



                              By:  /s/ Michael D. Carrigan
                                   ---------------------------------------------
                                   Name:   Michael D. Carrigan
                                   Title:  President and Chief Executive Officer

                                   and


                              By:  /s/ Jay C. Lent
                                   ---------------------------------------------
                                   Name:   Jay C. Lent
                                   Title:  Executive Vice President,
                                           Chief Financial Officer and Secretary



                              THE NEW MILFORD BANK & TRUST
                              COMPANY



                              By:  /s/ Michael D. Carrigan
                                   ---------------------------------------------
                                   Name:   Michael D. Carrigan
                                   Title:  President and Chief Executive Officer

                                   and


                              By:  /s/ Jay C. Lent
                                   ---------------------------------------------
                                   Name:   Jay C. Lent
                                   Title:  Executive Vice President, Chief
                                           Financial Officer and Secretary